AMENDMENT TO EMPLOYMENT AGREEMENT
THIS AMENDMENT (this “Amendment”), dated as of July 31, 2019, is entered into by and between Cardtronics USA, Inc., a Delaware corporation (the “Company”), a Delaware corporation, and Gary W. Ferrera (the “Executive”).
WHEREAS, the Company and Executive are parties to an Employment Agreement, dated November 16, 2017 (the “Employment Agreement”);
WHEREAS, the Company and Executive desire to enter into this Amendment to amend certain terms of the Employment Agreement; and

WHEREAS, capitalized terms that are not defined herein shall have the same meaning as set forth in the Employment Agreement, unless specified to the contrary.
NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Section 1.6 of the Employment Agreement is deleted in its entirety and replaced with the following:
“Change in Control” shall mean and shall be deemed to have occurred if any event set forth in any one of the following paragraphs shall have occurred:
(a)the consummation of a merger of, or other business combination by, the Parent Company with or involving another entity; a reorganization, reincorporation, amalgamation, scheme of arrangement or consolidation involving the Parent Company; or the sale of all or substantially all of the Parent Company’s or the Company’s Assets to another entity (any of which, a “Corporate Transaction”); unless, following such Corporate Transaction, (a) the holders of equity securities of the Parent Company immediately prior to such transaction beneficially own, directly or indirectly, immediately after such transaction, equity securities of the resulting or surviving parent entity, the transferee entity or any new direct or indirect parent entity of the Parent Company resulting from or surviving any such transaction (such entity, the “Successor Entity”) entitled to 70% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the Successor Entity in substantially the same proportion that they owned the equity securities of the Parent Company immediately prior to such transaction or (b) at least a majority of the members of the board of directors (or comparable governing body) of the Successor Entity immediately following the Corporate Transaction were Incumbent Directors (defined below) at the time of the execution of the initial agreement providing for such Corporate Transaction;

(b)upon the dissolution or liquidation of the Parent Company, other than a liquidation or dissolution into any entity in which the holders of equity securities of the Parent Company immediately prior to such liquidation or dissolution beneficially own, directly or indirectly, immediately after such liquidation or dissolution equity securities of the entity into which the Parent Company was liquidated or dissolved entitled to 70% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of such entity, in substantially the same proportion that they owned the equity securities of the Parent Company immediately prior to such liquidation or dissolution;
(c)when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, but excluding any employee benefit plan sponsored by the Parent Company (or any related trust thereto), acquires or gains ownership or control (including, without limitation, power to vote) of more than 30% of the combined voting power of the outstanding equity securities of the Parent Company, other than any entity in which the holders of equity securities of the Parent Company immediately prior to such acquisition beneficially own, directly or indirectly, immediately after such acquisition, equity securities of the acquiring entity entitled to 70% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the acquiring entity, in substantially the same proportion that they owned the equity securities of the Parent Company immediately prior to such acquisition or any employee benefit plan sponsored by any such entity (or any related trust thereto); or
(d)during any period of twelve consecutive months the following individuals (the “Incumbent Directors”) cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended (other than such new director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent or proxy solicitation, relating to the election of directors of the Company by or on behalf of a Person other than the Board).

2.Section 7.1(a) of the Employment Agreement is deleted in its entirety and replaced with the following:
“If Executive’s employment hereunder shall terminate for any reason described in Sections 3.2(a), 3.2(b) or 3.2(c), pursuant to Executive’s resignation for other than Good Reason, or by Executive’s election not to renew the Initial Term or any Renewal Term in accordance with Section 3.1, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive shall be entitled to (i) payment of all accrued and unpaid Base Salary accrued but unused vacation and unreimbursed expenses to the Date of Termination, (ii) except in the case of a termination under Section 3.2(c) or by Executive’s election not to renew the Initial Term or any Renewal Term in accordance with Section 3.1, any unpaid Annual Bonus for the calendar year ending prior to the Date of Termination, which amount shall be payable in a lump-sum on or before the date such annual bonuses are paid to executives who have continued employment with the Company (but in no event later than March 15 of the calendar year following the calendar year to which such Annual Bonus relates), (iii) reimbursement for all incurred but unreimbursed expenses for which Executive is entitled to reimbursement in accordance with Section 4.5, (iv) except in the case of a termination under Section 3.2(c), to the extent not already paid, any reimbursement of relocation costs to which the Executive is otherwise entitled in accordance with Section 4.9, and (v) benefits to which Executive is entitled under the terms of any applicable benefit plan or program other than any severance plan or program. In addition, if Executive’s employment hereunder is terminated pursuant to Sections 3.2(a) or 3.2(b), subject to the Executive’s or Executive’s representative’s or estate’s, as applicable, delivery, within 30 days (or 45 days if the Company determines necessary and set forth in the Release (defined below)) after the date of such termination of employment, of the executed release substantially in the form of the release attached as Appendix A (the “Release”) and subject to Executive’s or Executive’s representative’s or estate’s, as applicable, compliance with all of the surviving provisions of this Agreement and non-revocation of the Release, (i) the Executive’s outstanding Annual Equity Awards shall be treated as follows, unless the applicable award agreement provides for more favorable treatment: (A) any annual equity awards granted under the Stock Incentive Plan that vest solely based on continued employment or service that would have, but for the termination of the Executive’s employment, vested in the 12 months immediately following the Date of Termination, shall vest as of the Date of Termination, and (B) awards that vest solely or in part based on performance goals, (1) for a termination of employment during the performance period, such awards shall be deemed earned at the target level of performance and a pro-rata number of awards shall vest based on the number of full and partial months the Executive was employed within the performance period over the number of total months in the performance period and (2) for a termination of employment following the end of a performance period applicable to an award, any awards earned during the performance period shall fully vest, (ii) the unvested portions of the Sign-On Incentive Stock Award will be 100% fully accelerated and settled within 10 days following the Date of Termination, and (iii) if Executive’s employment is terminated by the Company due to death or Disability, Executive shall receive a bonus for the year in which the Date of Termination occurs, calculated on a pro-rata basis to the Date of Termination and paid when other bonuses for such fiscal year are paid.”
3.The following Section 7.1(b)(v) is hereby added to the Employment Agreement after Section 7.1(b)(iv):
“(v) notwithstanding anything to the contrary in the applicable award agreement, unless the applicable award agreement provides for more favorable treatment:
(A)any sign-on or one-time special equity awards granted under the Stock Incentive Plan that were not awarded to the Executive as part of the annual equity award program, shall fully vest as of the Date of Termination,
(B)any annual equity awards granted under the Stock Incentive Plan that vest solely based on continued employment or service that would have, but for the termination of the Executive’s employment, vested in the 12 months immediately following the Date of Termination, shall vest as of the Date of Termination,
(C)any annual equity awards granted under the Stock Incentive Plan that vest solely or in part based on performance goals,
(I)for a termination of employment during the first 12 calendar months of a performance period applicable to an award, such awards shall be forfeited;

(II)for a termination of employment following the end of the first 12 calendar months of a performance period, but prior to end of that performance period, such awards shall be earned at the actual level of performance and a pro-rata number of awards based on the number of full and partial months the Executive was employed within the performance period over the number of total months in the performance period shall vest in accordance with the terms of the relevant award; and
(III)for a termination of employment following the end of the performance period applicable to an award, any awards earned during that performance period shall fully vest as of the Date of Termination;

provided that, if such termination is within 24 months following a Change in Control, notwithstanding anything to the contrary in the applicable award agreement, unless the applicable award agreement provides for more favorable treatment and provided the applicable Stock Incentive Plan allows: (A) any sign-on or one-time special equity awards granted under the Stock Incentive Plan that were not awarded to the Executive as part of the annual equity award program, shall fully vest as of the Date of Termination, (B) any annual equity awards granted under the Stock Incentive Plan that vest solely based on continued employment or service that would have, but for the termination of the Executive’s employment, vested following the Date of Termination, shall fully vest as of the Date of Termination, (C) any annual equity awards granted under the Stock Incentive Plan that vest solely or in part based on performance goals, (1) for a termination of employment during the performance period applicable to an award, such awards shall be deemed earned at the greater of actual or target level of performance and any time-vesting condition shall be satisfied as of the Date of Termination and (2) for a termination of employment following the end of the performance period applicable to an award, any awards earned during the performance period, and that would have, but for the termination of the Executive’s employment, vested following the Date of Termination, shall fully vest as of the Date of Termination. In the event the applicable Stock Incentive Plan does not allow for vesting of any award as outlined herein, Executive shall be entitled to the most favorable treatment for vesting of that award available under the applicable Stock Incentive Plan.

4.References. All references in the Employment Agreement to “Agreement” and any other references of similar import shall hereinafter refer to the Employment Agreement as amended by this Amendment.
5.Remaining Provisions. Except as expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect. This Amendment embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, oral or written, relative thereto.
6.Governing Law. This Amendment and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Amendment will be governed by the internal laws of the State of Texas, without regard to conflicts of laws principles thereof.
7.Amendment Effective Date. This Amendment shall be effective as of the date first listed above.

8.Counterparts. This Amendment may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and effective as of the day and year written below.

Cardtronics USA, Inc.

By:	/s/ Edward West
Name:	Edward West
Title:	Chief Executive Officer

/s/ Gary W. Ferrera
Gary W. Ferrera

DATE:	July 31, 2019